Exhibit 3.1
AMENDED REGULATIONS
OF
THE TIMKEN COMPANY

ARTICLE I
SHAREHOLDERS' MEETING

Section 1. Annual Meeting

The annual meeting of shareholders for the election of Directors and for the consideration of such other business as may properly come before the meeting will be held on such date and at such time as the Directors may determine. In the event the annual meeting is not held or if Directors are not elected thereat, a special meeting may be called and held for that purpose pursuant to Section 2 of this Article I.
Section 2. Special Meetings

(a)Special meetings of shareholders may be called only by (i) the Chairman of the Board, (ii) the President, (iii) the Directors by action at a meeting, or a majority of the Directors acting without a meeting or (iv) any person or persons who hold of record not less than twenty-five percent of all the shares outstanding and entitled to be voted on any proposal to be submitted at such special meeting who properly request the call of such special meeting pursuant to Section 2(b) and Section 2(c) of this Article I.

(b) To properly request the call of a special meeting of shareholders pursuant to clause (iv) of Section 2(a) of this Article I, the requesting shareholder(s) (i) must deliver either in person or by registered mail to the Chairman of the Board, the President or the Secretary at the principal executive offices of the Corporation a request in proper written form signed by each requesting shareholder and (ii) must comply with all applicable requirements of Section 14 of this Article I.

(c) For a shareholder’s request for the call of a special meeting to be in proper written form, the request must set forth (i) the reasons why the business or proposals proposed to be considered at such special meeting could not be addressed at an annual meeting of shareholders, (ii) as to each Proposing Person (as defined in Section 14(d)(iii) of this Article I), the information set forth in Section 12(b)(i) of this Article I, and (iii) the information set forth in Section 12(b)(ii) of this Article I (except that for purposes of this Section 2(c), any reference in Section 12(b) of this Article I to “annual meeting” will be deemed to be a reference to the “special meeting” contemplated by this Section 2).

(d) If a call of a special meeting is properly requested, the Directors will fix a record date for such special meeting and notice of the special meeting will be given to the shareholders entitled to notice of such meeting in accordance with these Regulations. If such notice is not given within twenty days after the delivery or mailing of such request, the person or persons requesting the meeting may fix the time of the meeting and give, or cause to be given, notice in the manner hereinafter provided.

(e) At a special meeting of shareholders, only such business and proposals may be conducted or considered as are properly brought before the special meeting. To be properly brought before a special meeting, the business or proposal must be (i) specified in the notice of the meeting (or any supplement thereto) given in accordance with Section 4 of this Article I, and in the case of a special meeting called by shareholders of the Corporation pursuant to Section 2 of this Article I, specified in the written request for the call of the special meeting, or (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Directors then in office.

(f) The presiding officer of any special meeting of shareholders will, if the facts warrant, determine that any business or proposal was not timely and properly brought before such meeting, and if he or she should so determine, he or she will so declare to the meeting and the defective business or proposal will not be conducted or considered but instead will be disregarded. If none of the shareholders who requested the call of a special meeting appears at the special meeting to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

Section 3. Place of Meetings; Postponement

Any meeting of shareholders may be held at the principal office of the Corporation or at such other place within or without the State of Ohio as the Directors may fix from time to time. The Directors may postpone and reschedule any previously scheduled meeting of shareholders.
Section 4. Notice of Meetings

Not more than eighty days nor less than seven days before the date fixed for a meeting of shareholders, whether annual or special, written notice of the time, place, if any, and purposes of such meeting and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, shall be given by the Chairman of the Board, the President, a Vice President, or the Secretary (or in case of their refusal, by the person or persons entitled to call the meeting under the provisions of these Regulations). Such notice shall be given either by personal delivery or by mail, overnight delivery service or any other means of communication authorized by the shareholder to whom the notice is given, to each shareholder of record entitled to notice of or to vote at such meeting. If such notice is mailed or sent by overnight delivery, it shall be directed, postage prepaid, to the shareholders at their respective addresses as they appear upon the records of the Corporation, and notice shall be deemed to have been given on the day so mailed. If such notice is sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. If any meeting is adjourned to another time or place, no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken. No business shall be transacted at any such adjourned meeting except as might have been lawfully transacted at the meeting at which such adjournment was taken.
Section 5. Shareholders Entitled to Notice and to Vote

The Directors may fix a record date for the determination of shareholders entitled to notice of, or entitled to vote at, any meeting of shareholders. Such record date shall not be more than one hundred days preceding the date of the meeting of shareholders and shall not be a date earlier than the date on which the record date is fixed.
Section 6. Inspectors of Election; List of Shareholders

(a) Inspectors of Election. Inspectors of Election may be appointed to act at any meeting of shareholders in accordance with statute.

(b) List of Shareholders. At any meeting of shareholders a list of shareholders, alphabetically arranged, showing their respective addresses and the number and classes of shares held by each on the record date applicable to such meeting shall be available for inspection on the request of any shareholder.

Section 7. Quorum

(a)General. To constitute a quorum at any meeting of shareholders, there shall be present in person or by proxy the holders of record of shares entitled to exercise not less than fifty percent of the voting power of the Corporation in respect of any one of the purposes for which the meeting is called.

(b) Adjournments. The shareholders present in person or by proxy, whether or not a quorum is present, may by a majority of the shares represented at the meeting and entitled to be voted thereat adjourn the meeting from time to time without notice other than by announcement at the meeting.

Section 8. Voting

In all cases, except as otherwise provided by statute or the Articles of Incorporation or these Regulations, a majority of the votes cast shall control.
Section 9. Reports of Shareholders

At the annual meeting, or any other meeting held in lieu of it, the Corporation shall lay before the shareholders a financial statement as required by statute.
Section 10. Action Without a Meeting

Any action which may be taken at a meeting of shareholders may be taken without a meeting if authorized by a writing signed by all of the holders of shares who would be entitled to notice of a meeting for such purpose.
Section 11. Order of Business

The Chairman, or an officer of the Corporation designated from time to time by a majority of the Directors then in office, will call meetings of shareholders to order and will act as presiding officer thereof. Unless otherwise determined by a majority of the Directors then in office prior to the meeting, the presiding officer of any meeting of shareholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by: imposing restrictions on the persons (other than shareholders of the Corporation or their duly appointed proxy holders) that may attend the meeting; ascertaining whether any shareholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted the proceedings thereat; determining the circumstances in which any person may make a statement or ask questions at the meeting; ruling on all procedural questions that may arise during or in connection with the meeting; determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting; determining the time or times at which the polls for voting at the meeting will be opened and closed; and adjourning the meeting.
Section 12. Notice of Shareholder Proposals

(a) Business to Be Conducted at Annual Meeting. At an annual meeting of shareholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a Director of the Corporation, which is governed by Section 13 of this Article I, and, to the extent applicable, Section 14 and Section 15 of this Article I), must be (i) specified in the notice of the meeting (or any supplement thereto) given in accordance with Section 4 of this Article I, (ii) brought before the meeting by the presiding officer of the meeting or by or at the direction of a majority of the Directors then in office or (iii) properly brought before the meeting by a shareholder who (A) has given notice in proper written form to the Secretary at the Corporation’s principal executive offices and has complied with all other applicable requirements of this Section 12 and Section 14 of this Article I in relation to such business, (B) was a shareholder of record of the Corporation at the time of giving the notice required by Section 14(a) of this Article I and is a shareholder of record of the Corporation at the time of the annual meeting, and (C) is entitled to vote at the annual meeting. For the avoidance of doubt, the foregoing clause (iii) will be the exclusive means for a shareholder to submit business before an annual meeting of shareholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Directors).

(b) Notice Requirements. To be in proper written form, a shareholder’s notice to the Secretary must set forth in writing:

(i) Information Regarding the Proposing Person. As to each Proposing Person:

(A) the name and address of such Proposing Person, as they appear on the Corporation’s stock transfer book;

(B) the class, series and number of shares of the Corporation beneficially owned or of record by such Proposing Person (including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C) a representation (1) that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to remain so through the annual meeting and to appear at the annual meeting to bring such business before the annual meeting and (2) as to whether any Proposing Person intends, or intends to be part of a group that intends, to deliver a proxy statement and form of proxy to holders of shares of the Corporation or otherwise to solicit proxies from shareholders in respect of such proposal and, if so, identifying such Proposing Person;

(D) a description of (1) any option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-1 under the Exchange Act), whether or not presently exercisable, with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Corporation or with a value derived in whole or in part from the value of any class or series of securities of the Corporation, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Corporation or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person, and (2) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Corporation’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D) being a “Derivative Interest”);

(E) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Corporation or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(F) a description of any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation;

(G) a description of any performance-related fees (other than an asset-based fee) to which the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or Derivative Interests; and

(H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii) Information Regarding the Proposal: As to each item of business that the shareholder giving the notice proposes to bring before the annual meeting:

(A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such shareholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Corporation and its shareholders;

(B) a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity in connection with the proposal; and

(C) the text of the proposal or business (including the text of any resolutions proposed for consideration).

(c) No Right to Have Proposal Included. A shareholder is not entitled to have its proposal included in the Corporation’s proxy statement and form of proxy solely as a result of such shareholder’s compliance with the foregoing provisions of this Section 12.

(d) Requirement to Attend Annual Meeting. If a shareholder does not appear at the annual meeting to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

Section 13. Notice of Director Nominations

(a) Nomination of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to nominate or elect directors, only persons who are nominated in accordance with the procedures set forth in this Section 13 or Section 15 of this Article I will be eligible to serve as Directors of the Corporation. Nominations of persons for election as Directors of the Corporation may be made only at an annual meeting of shareholders and only (i) by or at the direction of a majority of the Directors then in office, (ii) by a shareholder pursuant to Section 15 of this Article I or (iii) by a shareholder who (A) has given notice in proper written form to the Secretary at the Corporation’s principal executive offices and has complied with all other applicable requirements of this Section 13 and Section 14 of this Article I in relation to such nomination, (B) was a shareholder of record of the Corporation at the time of giving the notice required by Section 14(a) of this Article I and is a shareholder of record of the Corporation at the time of the annual meeting, and (C) is entitled to vote at the annual meeting.

(b) Required Form for Nominations. To be in proper written form, a shareholder’s notice to the Secretary must set forth in writing:

(i) Information Regarding the Proposing Person. As to each Nominating Person (as such term is defined in Section 14(d)(ii) of this Article I), the information set forth in Section 12(b)(i) of this Article I (except that for purposes of this Section 13, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Section 12(b)(i) of this Article I and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 13).

(ii) Information Regarding the Nominee: As to each person whom the shareholder giving notice proposes to nominate for election as a Director:

(A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to Section 12(b)(i) of this Article I if such proposed nominee were a Nominating Person;

(B) all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a Director of the Corporation if elected);

(C) all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the shareholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(D) a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; and

(E) a written representation and agreement (in the form provided by the Secretary upon written request, a “Representation”) that the proposed nominee (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a Director of the Corporation, with the proposed nominee’s fiduciary duties under applicable law, and (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director of the Corporation that has not been disclosed therein. The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the qualifications and eligibility of such proposed nominee to serve as a Director of the Corporation.

(c) No Right to Have Proposal Included. A shareholder is not entitled to have any nominee included in the Corporation’s proxy statement solely as a result of such shareholder’s compliance with the foregoing provisions of this Section 13.

(d) Requirement to Attend Annual Meeting. If a shareholder does not appear at the annual meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

Section 14. Additional Provisions Relating to the Notice of Shareholder Business and Director Nominations

(a) Timely Notice. To be timely, a shareholder’s notice required by Section 12(a) or Section 13(a) of this Article I must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Corporation held the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is scheduled for a date more than 30 calendar days prior to or more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event will a recess or adjournment of an annual meeting (or any announcement of any such recess or adjournment) commence a new time period for the giving of a shareholder’s notice as described above.

(b) Updating Information in Notice. A shareholder requesting the call of a special meeting pursuant to Section 2 of this Article I, providing notice of business proposed to be brought before an annual meeting pursuant to Section 12 of this Article I, or providing notice of any nomination to be made at an annual meeting pursuant to Section 13 of this Article I must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 2, Section 12 or Section 13 of this Article I, as applicable, is true and correct at all times up to and including the date of the meeting (including any date to which the meeting is recessed, adjourned or postponed). Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation, as promptly as practicable.

(c) Determinations of Form, Etc. The presiding officer of any meeting of shareholders will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Section 12 of this Article I and this Section 14 or that a nomination was not made in accordance with the procedures prescribed by Section 13 of this Article I and this Section 14, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will not be conducted or considered but instead will be disregarded.
(d) Certain Definitions.
(i) For purposes of this Section 14, “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 under the Exchange Act.

(ii) For purposes of Section 13 of this Article I and this Section 14, “Nominating Person” means (A) the shareholder providing the notice of the nomination proposed made to be at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such shareholder or beneficial owner.

(iii) (A) For purposes of Section 2 of this Article I, “Proposing Person” means (i) the shareholder(s) requesting the call of a special meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the call of a special meeting is requested, and (iii) any Affiliate or Associate of such shareholder or beneficial owner and (B) for purposes of Section 12 of this Article I and this Section 14, “Proposing Person” means (i) the shareholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is given, and (iii) any Affiliate or Associate of such shareholder or beneficial owner.

(iv) For purposes of Section 12 of this Article I and Section 13 of this Article I and this Section 14, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Exchange Act or furnished by the Corporation to shareholders.

Section 15. Shareholder Nominations Included in the Corporation’s Proxy Materials.

(a)    Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 15, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of shareholders:
(i)    the name of any person nominated for election (the “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Directors or their designee, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in this Section 15 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);
(ii)    disclosure about the Nominee and the Nominating Shareholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;
(iii)    any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election as a Director (subject, without limitation, to Section 15(e)(ii) of this Article I), if such statement does not exceed 500 words; and
(iv)    any other information that the Corporation or the Directors determine, in their discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 15.
(b)    Maximum Number of Nominees.

(i)    The Corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Nominees than the greater of (x) that number of Directors constituting 20% of the total number of Directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 15 (rounded down to the nearest whole number) and (y) two (such greater number, the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who are subsequently withdrawn or that the Directors decide to nominate for election at such annual meeting and (2) the number of incumbent Directors who had been Nominees with respect to any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Directors. In the event that one or more vacancies for any reason occurs on the Board after the deadline set forth in Section 15(d) of this Article I below but before the date of the annual meeting, and the Directors resolve to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.
(ii)    If the number of Nominees pursuant to this Section 15 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Shareholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 15(d) of this Article I, a Nominating Shareholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling to serve as a Director, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c)    Eligibility of Nominating Shareholder.
(i)    An “Eligible Holder” is a person who has either (1) been a record holder of the common shares used to satisfy the eligibility requirements in this Section 15(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 15(d) of this Article I, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Directors or their designee, acting in good faith, determine would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 15 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of the Corporation’s common shares throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 15, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Shareholders shall only be deemed to own the shares held by the remaining members of the group.
(iii)    The “Minimum Number” of the Corporation’s common shares means 3% of the number of outstanding common shares as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv)    For purposes of this Section 15, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:
(A)    the full voting and investment rights pertaining to the shares; and
(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of common shares calculated in accordance with clauses (A) and (B) shall not include any common shares: (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement (including any derivative securities, as defined under Rule 16a-1 under the Exchange Act) entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with common shares or with cash based on the notional amount or value of outstanding common shares of the Corporation, in any such case which such instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such common shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such common shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” common shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the common shares are voted with respect to the election of Directors and possesses the full economic interest in the common shares. An Eligible Holder’s ownership of common shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of common shares shall be deemed to continue during any period in which the Eligible Holder has loaned such common shares provided that the Eligible Holder has the power to recall such loaned common shares on five business days’ notice and has recalled such loaned common shares as of the date of the Nomination Notice and holds such common shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding common shares of the Corporation are “owned” for these purposes shall be determined by the Directors.
(v)    No person shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(d)    Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation issued its proxy statement for the prior year’s annual meeting of shareholders, submit to the Secretary at the Corporation’s principal executive offices all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:
(i)    A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Shareholder as applicable, in accordance with the rules of the Securities and Exchange Commission;
(ii)    A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):

(A)    the information required with respect to the nomination of Directors pursuant to Section 13 of this Article I, including any representation and agreement required to be provided pursuant to Section 13 of this Article I;
(B)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C)    a representation and warranty that the Nominating Shareholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(D)    a representation and warranty that the Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(E)    a representation and warranty that the Nominee:
(1)    does not have any direct or indirect relationship with the Corporation other than those relationships that would not be required to be disclosed pursuant to Item 404(a) of Regulation S-K (or any successor rule) and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded;
(2)    meets the audit committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded;
(3)    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(4)    is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and
(5)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule), without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;
(F)    a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 15(c) of this Article I and has provided evidence of ownership to the extent required by Section 15(c)(i) of this Article I;
(G)    a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 15(c) of this Article I through the date of the annual meeting;
(H)    details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;
(I)    a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) of the Exchange Act with respect to the annual meeting, other than with respect to the Nominee or any nominee of the Directors;

(J)    a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting;
(K)    if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election as a Director, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and
(L)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(iii)    An executed agreement, in a form deemed satisfactory by the Directors or their designee, acting in good faith, pursuant to which the Nominating Shareholder (including each group member) agrees:
(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)    to file any written solicitation or other communication with the Corporation’s shareholders relating to one or more of the Corporation’s Directors or Director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder with the Corporation, its shareholders or any other person in connection with the nomination or election of Directors, including, without limitation, the Nomination Notice;
(D)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 15;
(E)    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member), with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 15(c) of this Article I, to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and
(iv)    An executed agreement, in a form deemed satisfactory by the Directors or their designee, acting in good faith, by the Nominee:
(A)    that the Nominee has read and agrees, if elected, to serve as a Director, to adhere to the Corporation’s Board of Directors General Policies and Procedures and Standards of Business Ethics Policy and any other Corporation policies and guidelines applicable to Directors;
(B)    that the Nominee (1) is not and will not become a party to (x) any Voting Commitment that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a Director of the Corporation, with the Nominee’s fiduciary duties under applicable law, and (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director of the Corporation that has not been disclosed to the Corporation; and
(C)    that the Nominee will provide to the Corporation such other information as it may reasonably request.
The information and documents required by this Section 15(d) (including the information and documents required pursuant to Section 13 or Section 14 of this Article I) shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 15(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. For the avoidance of doubt, any information and documents that are required by this Section 15(d) by reference to any provision of Section 13 or Section 14 of this Article I must be provided in accordance with the notice provisions of this Section 15(d) to be considered timely rather than any notice provision in Section 13 or Section 14 of this Article I.
(e)    Exceptions.
(i)    Notwithstanding anything to the contrary contained in this Section 15, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:
(A)    the Corporation receives a notice pursuant to Section 13 of this Article I that a shareholder intends to nominate a candidate for Director pursuant to Section 13(a)(iii) of this Article I at the annual meeting;
(B)    the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Section 15 or the Nominating Shareholder withdraws its nomination;
(C)    the Directors, acting in good faith, determine that such Nominee’s nomination or election as a Director would result in the Corporation violating or failing to be in compliance with these Regulations or Articles of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;
(D)    the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(E)    the Corporation is notified, or the Directors acting in good faith determine, that a Nominating Shareholder has failed to continue to satisfy the eligibility requirements described in Section 15(c) of this Article I, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve as a Director or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or the Nominee under this Section 15;

(ii)    Notwithstanding anything to the contrary contained in this Section 15, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Directors in good faith determine that:
(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)    such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C)    the inclusion of such information in the proxy statement would otherwise violate the proxy rules of the Securities and Exchange Commission or any other applicable law, rule or regulation.
The Company may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE II
BOARD OF DIRECTORS

Section 1. Election, Number and Term of Office

Directors shall be elected at the annual meeting of shareholders, or if not so elected, at a special meeting of shareholders called for that purpose pursuant to Section 2 of Article I. Except as otherwise provided in these Regulations, a Director shall hold office until the next succeeding annual meeting and until his successor shall be elected and qualified, or until his earlier resignation, death or removal from office.
At any meeting of shareholders at which Directors are to be elected, only persons may be nominated as candidates with respect to whom proxies have been solicited from the holders of shares entitled to be voted at the meeting; provided that if any such candidate is unable, for any reason, to accept such nomination or to serve as a Director, another person may be substituted as a nominee, or the number of nominees may be reduced to such extent as deemed advisable, by the Directors then in office or the approval of a majority of votes cast.
Until changed in accordance with the provisions of statute, the Articles or these Regulations, the number of Directors of the Corporation shall be eleven. Without amendment of these Regulations, the number of Directors may be changed to not less than nine nor more than eighteen by the approval of a majority of votes cast at a meeting called to elect Directors. No reduction in the number of Directors shall have the effect of removing any Director prior to the expiration of his term of office.
Until the 2013 annual meeting of shareholders, the Directors shall be divided into three classes, designated as Class I, Class II and Class III, each class consisting of not less than three Directors nor more than six Directors each. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors. Each class or Director of any class being elected at any election of Directors held prior to the 2013 annual meeting of shareholders shall be separately elected.

At the 2010 annual meeting of shareholders, Directors elected for Class I shall hold office for a term of three years expiring at the 2013 annual meeting of shareholders and thereafter until their successors shall be elected and duly qualified. At the 2011 annual meeting of shareholders, Directors elected for Class II shall hold office for a term of two years expiring at the 2013 annual meeting of shareholders and thereafter until their successors shall be elected and duly qualified. At the 2012 annual meeting of shareholders, Directors elected for Class III shall hold office for a term of one year expiring at the 2013 annual meeting of shareholders and thereafter until their successors shall be elected and duly qualified. At each election of Directors after the 2012 annual meeting of shareholders, each Director shall be elected to hold office until the next annual meeting of shareholders and thereafter until his successor shall be elected and duly qualified.
The number of Directors fixed as provided in this Section 1 may be increased or decreased by the Directors and the number of Directors as so changed shall be the number of Directors until further changed in accordance with this Section 1, provided that the Directors shall not increase the number of Directors to more than eighteen or decrease the number of Directors to fewer than nine. If the number of Directors is changed prior to the 2013 annual meeting of shareholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.
Section 2. Director Qualifications

No person is eligible to serve as a Director of the Corporation unless he or she has delivered to the Secretary of the Corporation at the principal executive offices of the Corporation a written representation and agreement (in a form provided by the Secretary upon written request) that meets the requirements set forth in Section 13(b)(ii)(E) or Section 15(d)(ii)(A) of Article 1, as applicable.
Section 3. Vacancies

Any vacancy or vacancies among the Directors may be filled by the Directors then in office. Until the 2013 annual meeting of shareholders, any Director elected to fill a vacancy may be elected for the term remaining for the Directors of any class, provided that each class shall continue to consist of not less than three Directors and the number of Directors in each class shall continue to be as nearly equal as possible. From and after the 2013 annual meeting of shareholders, any Director elected to fill a vacancy shall be elected until the next succeeding annual meeting of shareholders and thereafter until his successor shall be elected and duly qualified.
Section 4. Removal

A Director may be removed from office, as permitted by statute, by the Directors then in office or by the vote of the holders of a majority of the shares entitled to be voted to elect Directors in place of those to be removed. For the purpose of determining “the Directors then in office”, the Director whose removal is proposed will not be deemed to be a Director, nor will such Director be entitled to vote thereon.
Section 5. Meetings

Meetings of the Directors may be called by the Chairman of the Board, the President, any Vice President, the Secretary, or by not less than one-third of the Directors then in office. Meetings of the Directors may be held at any place within or without the state of Ohio and through any communications equipment if all persons participating can hear each other and participation in a meeting through such communication equipment constitutes presence at such meeting. Notice of the time and place of such meetings shall be given to each Director each either by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by such Director at least one day before the meeting. The notice need not specify the purpose(s) of the meeting. Such notice may be waived in writing by any Director, either before or after the meeting. Attendance at any meeting of Directors by a Director without protesting, prior to or at the commencement of the meeting, the lack of proper notice, constitutes waiver by such Director of notice of the meeting.

Section 6. Quorum

A majority of the Directors then in office shall constitute a quorum for the transaction of business at any meeting. Except as otherwise provided by statute or by these Regulations, the act of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Directors. In the absence of a quorum, a majority of Directors present may adjourn any meeting from time to time without notice until a quorum is present.
Section 7. Committees

The Directors may from time to time create a committee or committees of Directors to act in the intervals between meetings of the Directors and may delegate to such committee or committees any of the authority of the Directors, except as limited by statute.
In particular, the Directors may create from its membership and define the powers and duties of an Executive Committee of not less than three members. Except to the extent that its powers are limited by the Directors or by statute, the Executive Committee during the intervals between meetings of the Directors shall possess and may exercise under the control and direction of the Directors all of the powers of the Directors in the management and control of the business of the Corporation regardless of whether such powers are specifically conferred by these Regulations. All action taken by the Executive Committee shall be reported to the Directors at their first meeting thereafter.
Unless otherwise provided by the Directors, a majority of the members of any committee appointed by the Directors pursuant to this Section 7 shall constitute a quorum at any meeting thereof and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing signed by all its members. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Directors, and shall keep a written record of all action taken by it.
Section 8. Compensation

Directors and members of any committee of the Directors shall receive such compensation from the Corporation, which may be either a specified sum payable at intervals, and/or a fixed sum for attendance at each Directors or committee meeting or as otherwise determined by the Directors. No Director and no member of any committee of the Directors shall be disqualified from being counted in the determination of a quorum at any meeting of either the Directors or a committee by reason of the fact that matters affecting his own compensation as a Director, member of a committee, an officer or employee are to be determined. Nothing contained herein shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving proper compensation from the Corporation for such service.

ARTICLE III
OFFICERS

Section 1. Officers

The Corporation may have a Chairman of the Board and shall have a President (both of whom shall be Directors), a Secretary and a Treasurer, all of whom shall be elected by the Directors. The Corporation may also have one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers as the Directors may deem necessary, all of whom shall be elected by the Directors.
Section 2. Authority and Duties of Officers

The officers of the Corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Directors, regardless of whether such authority and duties are customarily incident to such office.

ARTICLE IV
INDEMNIFICATION OF DIRECTORS AND OTHERS

Section 1. Indemnification

The Corporation shall indemnify, to the fullest extent then permitted by law, any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise; provided, however, that the Corporation shall indemnify any such agent (as opposed to any Director, officer or employee) of the Corporation to an extent greater than that required by law only if and to the extent that the Directors may, in their discretion, so determine; and provided, further, that the Corporation shall not be required hereby to indemnify any person with respect to any action, suit or proceeding that was initiated by such person unless such action, suit or proceeding was initiated by such person to enforce any rights to indemnification arising hereunder and such person shall have been formally adjudged to be entitled to indemnity by reason hereof. The indemnification provided hereby shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Articles of Incorporation or any agreement, vote of shareholders or of disinterested Directors or otherwise, both as to action in official capacities and as to action in another capacity while he is a Director, officer, employee or agent at the Corporation, and shall continue as to a person who has ceased to be a Director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 2. Insurance

The Corporation may, to the full extent then permitted by law, purchase and maintain insurance on behalf of any persons described in Section 1 of this Article IV against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability.
Section 3. Indemnification Agreements

The Corporation may, to the fullest extent then permitted by law, enter into indemnification agreements with any person described in Section 1 of this Article IV.

ARTICLE V
MISCELLANEOUS

Section 1. Transfer and Registration of Certificates

The Directors shall have authority to make such rules and regulations as they deem expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and may appoint transfer agents and registrars thereof. In the event of a “control share acquisition”, as defined in the Ohio Revised Code, the Directors may refuse to transfer or redeem, and may deny voting and other shareholder rights appurtenant to, shares acquired or to be acquired in such an acquisition if by a two-thirds vote the Directors then in office shall determine that the “acquiring person statement”, as defined in the Ohio Revised Code, was not given in good faith, or that the proposed control share acquisition would not be in the best interests of the Corporation and its shareholders, or that the proposed control share acquisition could not be consummated for financial or legal reasons.

Section 2. Substituted Certificates

Any person claiming a certificate for shares to have been lost, stolen or destroyed shall make an affidavit or affirmation of that fact shall give the Corporation and its registrar or registrars and its transfer agent or agents a bond of indemnity satisfactory to the Directors or officers of the Corporation, and, if required by the Directors or officers, shall advertise the same in such manner as may be required, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.
Section 3. Voting Upon Shares Held by the Corporation

Unless otherwise ordered by the Directors, the Executive Committee may appoint the Chairman of the Board, the President or any officer of the Corporation to have full power and authority, in person or by proxy, on behalf of the Corporation to vote, act and consent with respect to any shares issued by other corporations which the Corporation may own.
Section 4. Corporate Seal

The seal of the Corporation shall be circular in form with the name of the Corporation stamped around the margin and the word “Seal” stamped across the center.
Section 5. Articles to Govern

In case any provision of these Regulations shall be inconsistent with the Articles of Incorporation, the Articles of Incorporation shall govern.
Section 6. Amendments

These Regulations may be amended (i) to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the Directors, or (ii) by the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal, if such proposal has been recommended by a vote of the Directors then in office as being in the best interests of the Corporation and its shareholders.
Section 7. Emergency Regulations

The Directors may adopt emergency regulations, either before or during an emergency, as that term is defined in the Ohio Revised Code, or in any other relevant law in effect at the time of the adoption of the emergency regulations. Such regulations shall be operative only during an emergency, notwithstanding any different provisions elsewhere in these Regulations. The emergency regulations may include such provisions as are authorized by law. Unless otherwise provided by such emergency regulations, the special rules contained in the Ohio Revised Code shall be applicable during such an emergency, notwithstanding any different provisions elsewhere in these Regulations.